            Exhibit 10.82

EQUINIX, INC.

and

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of December 28, 2002

13% Senior Notes due 2007

Supplementing the Indenture dated as of December 1, 1999

FIRST SUPPLEMENTAL INDENTURE, dated as of December 28, 2002 (this “First Supplemental Indenture”), between EQUINIX, INC., a Delaware corporation (the “Company”), and STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., a national banking association, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

R E C I T A L S

The Company and the Trustee executed and delivered the Indenture, dated as of December 1, 1999 (the “Indenture”), providing for the issuance thereunder by the Company, and the authentication and delivery by the Trustee, of the Company’s 13% Senior Notes due 2007 (the “Notes”).

The Company commenced an offer to exchange the Notes for cash and shares of the Company’s common stock and, in connection therewith, a solicitation of consents from the registered holders of the Notes (the “Holders”) to certain amendments to the Indenture, the particulars of which are more fully set forth herein (the “Amendments”).

The Holders of a majority in aggregate principal amount of the outstanding Notes, determined as provided in the Indenture, have consented to the Amendments in accordance with the provisions of Section 9.2 of the Indenture, and all other conditions set forth in the Indenture to the execution and delivery of this First Supplemental Indenture have been fulfilled and satisfied.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree, for the equal and ratable benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE 1

AMENDMENTS TO THE INDENTURE

SECTION 1.1. Amendments to the Indenture. Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 5.01, 6.01 and 8.04 of the Indenture are hereby amended and restated in their entirety to read as set forth on Schedule 1 hereto. All terms defined in Section 1.01 of the Indenture that are used only in sections or subsections of the Indenture, or in other defined terms that are used only in sections or subsections of the Indenture, that are deleted and omitted as provided on Schedule 1 hereto are hereby deleted.

ARTICLE 2

MISCELLANEOUS

SECTION 2.1. Effectiveness and Effect.

(a) This First Supplemental Indenture shall take effect on the date hereof; provided, however, that the Amendments set forth on Schedule 1 hereto and made pursuant to

Article 1 hereof shall become operative only upon the date of and simultaneously with, and shall have not any force or effect prior to, the delivery by the Company to the Trustee of an Officers’ Certificate stating that on that date, after delivery of such Officers’ Certificate, the Company will accept Notes for exchange pursuant to the Exchange Offer referred to in such Officers’ Certificate.

(b) The provisions set forth in this First Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this First Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

SECTION 2.2. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required by or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act of 1939, the required or incorporated provision shall control.

SECTION 2.3. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.4. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.5. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.6. Effect of Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[The remainder of this page intentionally left blank.]

[First Supplemental Indenture signature page]

Dated as of December 28, 2002

EQUINIX, INC.

By:	/s/ PHILIP J. KOEN
Name: Philip J. Koen
Title: President

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., as Trustee

By:	/s/ SCOTT C. EMMONS
Name: Scott C. Emmons
Title: Vice President

Schedule 1 to First Supplemental Indenture

Amendments to the Indenture

SECTION 4.3. Intentionally omitted.

SECTION 4.4. Compliance Certificate.

(a) The Company shall deliver to the Trustee within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

(b) Intentionally omitted.

(c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

(d) If Liquidated Damages are payable under the Registration Rights Agreement, the Company shall deliver to the Trustee a certificate to that effect stating (i) the amount of Liquidated Damages that is payable and (ii) the date on which Liquidated Damages is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no Liquidated Damages are payable. If Liquidated Damages have been paid by the Company directly to the persons entitled to them, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

SECTION 4.7. Intentionally omitted.

SECTION 4.8. Intentionally omitted.

SECTION 4.9. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Intentionally omitted.

(b) Intentionally omitted.

(c) Intentionally omitted.

(d) Intentionally omitted.

(e) The Company shall not, and shall not permit any of its Restricted Subsidiaries (other than Foreign Subsidiaries) to, incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

SECTION 4.10. Intentionally omitted.

SECTION 4.11. Intentionally omitted.

SECTION 4.12. Intentionally omitted.

SECTION 4.14. Intentionally omitted.

SECTION 4.15. Intentionally omitted.

SECTION 4.16. Intentionally omitted.

SECTION 5.1. Merger, Consolidation or Sale of Assets.

(a) The Company may not, directly or indirectly, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person or (2) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in such disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries on a consolidated basis, unless:

(i) Intentionally omitted;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Agreement, the Notes, the Exchange Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(iii) Intentionally omitted;

(iv) Intentionally omitted;

(v) Intentionally omitted;

(vi) Intentionally omitted.

(b) The Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

SECTION 6.1. Events of Default.

(a) Events of Defaults” are:

(i) default for 30 days in the payment when due of interest on the Notes; or

(ii) default in the payment when due of the principal of, or premium, if any, on the Notes; or

(iii) intentionally omitted;

(iv) failure by the Company or any of the Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in this Indenture, the Notes or the Escrow Agreement; or

(v) intentionally omitted;

(vi) intentionally omitted;

(vii) intentionally omitted;

(viii) the Company or any of its Significant Subsidiaries:

(A) commences a voluntary case under any Bankruptcy Law,

(B) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries,

(B) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries, or

(C) orders the liquidation of the Company or any of its Significant Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days.

(b) The Company shall be required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and the Company shall be required within 30 days of becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on, the Notes) if it determines that withholding notice is in their interest.

SECTION 8.4 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) intentionally omitted;

(c) intentionally omitted;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) intentionally omitted;

(f) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States reasonably acceptable to the Trustee, each stating that the conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as applicable, in the case of the Officers’ Certificate, in clauses (a) through (f) and, in the case of the Opinion of Counsel, in clauses (a) (with respect to the validity and perfection of the security interest) and clauses (b) and (c) of this paragraph, have been complied with.